Exhibit 4.2

EURONET WORLDWIDE, INC.

Supplemental Indenture

Dated as of May 22, 2019

1.375% Senior Notes due 2026

U.S. BANK NATIONAL ASSOCIATION,

as Trustee and Security Registrar

i

SUPPLEMENTAL INDENTURE, dated as of May 22, 2019 (herein called the “Supplemental Indenture”), by and between Euronet Worldwide, Inc., a corporation duly organized and existing under the laws of the State of Delaware (hereinafter called the “Company”), and U.S. Bank National Association, as Trustee (hereinafter called the “Trustee”) and Security Registrar (hereinafter called the “Security Registrar”) under the Base Indenture referred to below.

WITNESSETH:

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture dated as of May 22, 2019 (herein called the “Base Indenture” and together with the Supplemental Indenture, the “Indenture”), to provide for the issuance from time to time in one or more series of its debentures, notes, bonds or other evidences of indebtedness (herein called the “Securities”), the form and terms of which are to be established as set forth in Sections 2.1 and 3.1 of the Base Indenture;

WHEREAS, Section 9.1(7) of the Base Indenture provides, among other things, that the Company and the Trustee may enter into indentures supplemental to the Base Indenture to, among other things, establish the form and terms of the Securities of any series as permitted in Sections 2.1 and 3.1 of the Base Indenture;

WHEREAS, the Company desires to create one series of the Securities to be designated as its 1.375% Senior Notes due 2026 in an initial aggregate principal amount of €600,000,000 (the “Senior Notes”) and all action on the part of the Company necessary to authorize the issuance of the Senior Notes under the Base Indenture and this Supplemental Indenture has been duly taken;

WHEREAS, the Company desires to issue the Senior Notes in accordance with Section 3.1 of this Supplemental Indenture and treat the Senior Notes as a single series of Securities for all purposes, as amended or supplemented from time to time in accordance with the terms of this Supplemental Indenture and the Base Indenture; and

WHEREAS, all acts and things necessary to make the Senior Notes, when executed by the Company and completed, authenticated and delivered by the Authenticating Agent as provided in the Base Indenture and this Supplemental Indenture, the valid and binding obligations of the Company and to constitute a valid and binding supplemental indenture and agreement according to its terms, have been done and performed.

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:

That in consideration of the premises and of the acceptance and purchase of the Senior Notes by the Holders thereof and of the acceptance of this trust by the Trustee, the Company covenants and agrees with the Trustee, for the equal benefit of Holders of the Senior Notes, as follows:

ARTICLE 1

DEFINITIONS

Except to the extent such terms are otherwise defined in this Supplemental Indenture or the context clearly requires otherwise, all terms used in this Supplemental Indenture which are defined in the Base Indenture or the form of Senior Note, with respect to the Senior Notes, attached hereto as Exhibit A, have the meanings assigned to them therein.

In addition, as used in this Supplemental Indenture, the following terms have the following meanings:

“Additional Amounts” has the meaning given to such term in Section 4.1(a).

“ADT” means automated deposit teller machines or other similar devices capable of accepting deposits, but that cannot dispense cash, that are owned, leased, operated or serviced by the Company or any of its consolidated Subsidiaries.

“Agency Agreement” means the Agency Agreement dated May 22, 2019 among the Company, Elavon Financial Services DAC, UK Branch, as the Paying Agent, U.S. Bank National Association, as the registrar and transfer agent, and the Trustee.

“Applicable Premium Deficit” has the meaning given to such term in Section 6.1.

“Applicable Procedures” has the meaning given to such term in Section 3.2(a).

“Attributable Debt” with regard to a Sale and Lease-Back Transaction with respect to any Principal Property means, at the time of determination, the present value of the total net amount of rent required to be paid under such lease (excluding, however, any amounts required to be paid by the lessee, whether or not designated as rent or additional rent, on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges or any amounts required to be paid by the lessee thereunder contingent upon the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges) during the remaining term thereof (including any period for which such lease has been extended), discounted at the rate of interest set forth or implicit in the terms of such lease (as determined by the Company or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the securities of all series then Outstanding under the Indenture) compounded semi-annually. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of (x) the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but shall not include any rent that would be required to be paid under such lease subsequent to the first date upon which it may be so terminated) or (y) the net amount determined assuming no such termination.

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”) other than the Company or one of its Subsidiaries; (2) the approval by the Holders of the Company’s common stock of any plan or proposal for the Company’s liquidation or dissolution; or (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person or Group becomes the beneficial owner, directly or indirectly, of more than 50% of the number of shares of the Company’s Voting Stock then outstanding.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) the Company becomes a direct or indirect wholly owned subsidiary of a holding company and (2) (A) the direct or indirect Holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the Holders of the Company’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no Person or Group (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event occurring in respect of that Change of Control.

“Clearstream” means Clearstream Banking, a société anonyme, Luxembourg as currently in effect or any successor securities clearing agency.

“Code” has the meaning given to such term in Section 4.1(a)(iv).

“Common Depositary” means Elavon Financial Services DAC, UK Branch, as common depositary for Euroclear and Clearstream, or another Person designated as common depositary for Euroclear and Clearstream or another Person designated as common depositary by the Company.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by the Company, a German government bond (Bundesanleihe) whose maturity is closest to the Par Call Date, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by the Company, determine to be appropriate for determining the Comparable Government Bond Rate.

“Comparable Government Bond Rate” means, with respect to any Redemption Date, the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the Senior Notes, if they were to be purchased at such price on the third Business Day prior to the date fixed for redemption, would be equal to the gross redemption yield on such Business Day of the Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such Business Day as determined by an independent investment bank selected by the Company.

“Consolidated Net Tangible Assets” means, at any date, the aggregate amount of assets (less applicable reserves) of the Company and its Subsidiaries after deducting therefrom (a) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles and (b) all current liabilities (excluding current maturities of long term Indebtedness and any current liability for money borrowed having a maturity of less than 12 months but by its terms is renewable or extendible beyond 12 months from such date at the option of the borrower), all as reflected in the Company’s most recent consolidated balance sheet as at the end of its fiscal quarter ending not more than 135 days prior to such date, prepared in accordance with United States generally accepted accounting principles.

“Definitive Securities” means certificated Securities registered in the name of the Holder thereof and issued in accordance with Section 2.1(k), substantially in the form of Exhibit A, except that each such Security shall not bear the Global Security Legend.

“Depositary” means with respect to Securities issuable or issued in whole or in part in the form of one more Global Securities, Euroclear and Clearstream, including any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision(s) of the Indenture.

“Euroclear” means Euroclear Bank SA/NV, as operator of the Euroclear system or any successor clearing agency.

“Fitch” means Fitch Ratings, Inc., or any successor thereto.

“Global Security Legend” means the legend set forth in Section 2.3 of the Base Indenture as modified in Exhibit A of this Supplemental Indenture.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Security through a Participant.

“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch and BBB- (or the equivalent) by S&P or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by the Company.

“Issue Date” means May 22, 2019, the date on which the Senior Notes are originally issued under this Supplemental Indenture.

“Lien” means any mortgage, pledge, hypothecation, encumbrance, lien (statutory or other), charge or other security interest of any kind. For the avoidance of doubt, Liens do not include (a) the ownership or other interests of counterparties in “vault cash” they supply pursuant to ATM Cash Supply Arrangements or (b) setoff rights or statutory liens arising in the ordinary course of business.

“Par Call Date” means February 22, 2026.

“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary.

“Paying Agent” means Elavon Financial Services DAC, UK Branch.

“Permitted Liens” means:

(a)    Liens imposed by law or any governmental authority for taxes, assessments, levies or charges that are not yet overdue by more than 60 days or are being contested in good faith (and, if necessary, by appropriate proceedings) or for commitments that have not been violated;

(b)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’ and similar Liens and which are incurred in the ordinary course of business or where the validity or amount thereof is being contested in good faith (and, if necessary, by appropriate proceedings);

(c)    Liens incurred or pledges or deposits made in compliance with workers’ compensation, pension liabilities, unemployment insurance and other social security laws or regulations or other insurance-related obligations (including, without limitation, pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

(d)    Liens incurred or pledges or deposits made to secure the performance of bids, trade contracts, tenders, leases, statutory obligations, surety, customs and appeal bonds, performance bonds, customer deposits and other obligations of a similar nature, in each case in the ordinary course of business;

(e)    judgment Liens in respect of judgments, decrees, orders of any court or in connection with legal proceedings or actions at law or in equity that do not constitute an Event of Default under the Indenture;

(f)    Liens on (1) any property or asset prior to the acquisition thereof, provided that such Lien may only extend to such property or asset, or (2) property of a Significant Subsidiary where (A) such Significant Subsidiary becomes a Subsidiary after the Issue Date , (B) (i) the Lien exists at the time such Significant Subsidiary becomes a Subsidiary or (ii) was incurred pursuant to contractual commitments entered into before such Significant Subsidiary became a Subsidiary, (C) the Lien was not created in contemplation of such Significant Subsidiary becoming a Subsidiary, and (D) the principal amount secured by the Lien at the time such Significant Subsidiary becomes a Subsidiary is not subsequently increased or extended to any other assets other than those owned by the entity becoming a Subsidiary;

(g)    any Lien existing on the Issue Date of the Senior Notes;

(h)    Liens upon fixed, capital, real and/or tangible personal property acquired after the Issue Date (by purchase, construction, development, improvement, finance lease, Synthetic Lease or otherwise) by the Company or any Significant Subsidiary, each of which Liens was created for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including the cost of construction, development or improvement) of such property; provided that no such Lien shall extend to or cover any property other than the property so acquired and improvements thereon;

(i)    Liens in favor of the Company or any Subsidiary;

(j)    Liens arising from the financing, factoring or similar transaction (or series of transactions) or the sale of, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment for which fair equivalent value is received;

(k)    any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part, of any Liens referred to in the foregoing clauses (f), (g), (h), (i) and (j); provided that the principal amount of Indebtedness secured thereby and not otherwise authorized as a Permitted Lien shall not exceed the principal amount of Indebtedness, plus any premium or fee payable in connection with any such extension, renewal or replacement, so secured at the time of such extension, renewal or replacement;

(l)    Liens securing obligations of the Company or any Subsidiary of the Company in respect of any swap agreements or other hedging arrangements entered into in the ordinary course of business and for non-speculative purposes;

(m)    easements, zoning restrictions, minor title defects, irregularities or imperfections, restrictions on use, rights of way, leases, subleases and similar charges and other similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations (other than customary maintenance requirements) and which could not reasonably be expected to have a material adverse effect on the business or financial condition of the Company and its Subsidiaries taken as a whole; and

(n)    Liens created in connection with any share repurchase program in favor of any broker, dealer, custodian, trustee or agent administering or effecting transactions pursuant to a share repurchase program.

“Person” means any individual, firm, limited liability company, corporation, partnership, association, joint venture, tribunal, trust, government or political subdivision or agency or instrumentality thereof, or any other entity or organization and includes a “person” as used in Section 13(d)(3) of the Exchange Act.

“Principal Property” means the land, improvements, buildings and fixtures (including any leasehold interest therein) constituting a corporate office, facility or other capital asset (excluding ATMs, ADTs and point of sale terminals) which is owned or leased by the Company or any of its Significant Subsidiaries, provided each such corporate office, facility or capital asset has a net book value on the date as of which the determination is being made that exceeds 2% of Consolidated Net Tangible Assets, unless the Board of Directors has determined in good faith that such office, facility or capital asset is not of material importance to the total business conducted by the Company and its Significant Subsidiaries taken as a whole. With respect to any Sale and Lease-Back Transaction or series of related Sale and Lease-Back Transactions, the determination of whether any property is a Principal Property shall be determined by reference to all properties affected by such transaction or series of transactions.

“Rating Agencies” means (1) each of Fitch and S&P; and (2) if any of Fitch or S&P ceases to rate the Senior Notes or fails to make a rating of the Senior Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, that the Company selects (as certified by an executive officer of the Company) as a replacement agency for Fitch or S&P, or both of them, as the case may be.

“Rating Event” with respect to the Senior Notes means the ratings of the Senior Notes are decreased by each of the Rating Agencies and the Senior Notes are rated below an Investment Grade Rating by each of the Rating Agencies on any date during the period commencing upon the first public notice of the occurrence of a Change of Control or the Company’s intention to effect a Change of Control and ending 60 days following public notice of the occurrence of the related Change of Control (which 60-day period shall be extended so long as the rating of the Senior Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a rating event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Rating Event for purposes of the definition of “Change of Control Triggering Event” hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Holders of the Senior Notes in writing at their request that the reduction was the result, in whole or in part, of any event or circumstance comprising or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the rating event).

“Redemption Date” means, when used with respect to any Senior Note to be redeemed, the date fixed for such redemption by or pursuant to this Supplemental Indenture.

“Redemption Price” means, when used with respect to any Senior Note to be redeemed, the price at which it is to be redeemed pursuant to this Supplemental Indenture.

“Regular Record Date” means May 7, whether or not a Business Day, immediately preceding the applicable Interest Payment Date.

“S&P” means S&P Global Ratings (a division of S&P Global Inc.) or any successor to the rating agency business thereof.

“Sale and Lease-Back Transaction” means any arrangement with any Person providing for the leasing by the Company or any of its Significant Subsidiaries of any Principal Property, whether now owned or hereafter acquired, which Principal Property has been or is to be sold or transferred by the Company or such Significant Subsidiary to such Person.

“Senior Notes” has the meaning given to such term in the preamble hereof.

“Subject Lien” has the meaning given to such term in Section 4.2(a).

“Substitute Rating Agency” means, in the Company’s discretion at any time and from time to time, Moody’s Investors Service, Inc. or any other “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by the Company (as certified to the Trustee by a Board Resolution) as a replacement agency for Fitch or S&P, or either of them, as the case may be.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement that is considered borrowed money indebtedness for tax purposes but is classified as an operating lease under United States generally accepted accounting principles.

“United States” means the United States of America, the states of the United States, and the District of Columbia.

“United States Person” means any individual who is a citizen or resident of the United States for United States federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia, or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

ARTICLE 2

TERMS OF THE SENIOR NOTES

Section 2.1.    Terms of the Senior Notes. The following terms relate to the Senior Notes:

(a)     The Senior Notes shall constitute a separate series of Securities under the Base Indenture having the title “1.375% Senior Notes due 2026.” The Senior Notes shall be executed, authenticated and delivered in accordance with the provisions of, and shall in all respects be subject to the terms, conditions and covenants of, the Base Indenture and this Supplemental Indenture (including the form of such Senior Notes set forth hereto as Exhibit A).

(b)    The aggregate principal amount of Senior Notes which may be authenticated and delivered under this Supplemental Indenture shall not, except as permitted by the provisions of the Base Indenture, initially exceed €600,000,000.

(c)    The Company may from time to time or at any time, without the consent of the Holders of the Senior Notes, issue additional Senior Notes of the same or a different series in an unlimited aggregate principal amount; provided, that, if any such additional Senior Notes are not fungible with the Senior Notes (or any other tranche of additional Senior Notes) for U.S. federal income tax purposes, then such additional Senior Notes will have different ISIN and/or Common Code numbers than the Senior Notes (and any such other tranche of additional Senior Notes).

(d)    The outstanding principal of the Senior Notes shall be payable on May 22, 2026. The rate at which the Senior Notes shall bear interest shall be 1.375% per year, subject to adjustment as set forth in Section 2.2 hereof. The date from which interest shall accrue on the Senior Notes shall be May 22, 2019, or the most recent Interest Payment Date to which interest has been paid or provided for. The Interest Payment Dates for the Senior Notes shall be May 22 of each year, beginning May 22, 2020.

(e)    Interest shall be payable on each Interest Payment Date to the Holders of record on the Regular Record Date. The basis upon which interest shall be calculated shall be that of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the Senior Notes (or May 22, 2019, if no interest has been paid on the Senior Notes), to, but excluding the next scheduled Interest Payment Date. This payment convention is referred to as “ACTUAL/ACTUAL (ICMA),” as defined in the rulebook of the International Capital Market Association.

(f)    The Common Depositary for the Senior Notes issued under this Supplemental Indenture shall be Elavon Financial Services DAC, UK Branch.

(g)    The Trustee shall act as the Authenticating Agent for the Senior Notes pursuant to Section 6.14 of the Base Indenture.

(h)    The Place of Payment in respect of the Senior Notes shall initially be at the office or agency of the Paying Agent at 125 Old Broad Street, Fifth Floor, London EC2N 1AR, until such time as the Company designates an alternate place of payment. The Paying Agent for the Senior Notes shall be Elavon Financial Services DAC, UK Branch, pursuant to the Agency Agreement.

(i)    The Senior Notes shall be issued initially in the form of one or more Global Securities and, together with the Authenticating Agent’s certificate of authentication thereon, shall be in substantially the form set forth in Exhibit A attached hereto. The terms of the Senior Notes set forth in Exhibit A are herein incorporated by reference and are part of the terms of this Supplemental Indenture. Each of the Senior Notes issued in global form shall be substantially in the form of Exhibit A, attached hereto (including the Global Security Legend thereon), which shall be deposited on behalf of the purchasers of the Senior Notes represented thereby with the Common Depositary, duly executed by the Company and authenticated by the Authenticating Agent as hereinafter provided.

(j)    Senior Notes issued in definitive certificated form in accordance with the terms of the Base Indenture and this Supplemental Indenture, if any, shall be substantially in the form of Exhibit A attached hereto (but without the Global Security Legend thereon).

(k)    Each Global Security shall represent such of the Outstanding Senior Notes as shall be specified therein and each shall provide that it shall represent the aggregate principal amount of Outstanding Senior Notes from time to time endorsed thereon and that the aggregate principal amount of Outstanding Senior Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Security to reflect the amount of any increase or decrease in the aggregate principal amount of Outstanding Senior Notes represented thereby shall be made by the Security Registrar in accordance with instructions given by the Holder thereof as required by Section 3.3 hereof.

(l)    The Senior Notes shall be denominated in Euro, and principal, premium, if any, and interest payments and Additional Amounts, if any, in respect of the Senior Notes will be payable in Euros. The Senior Notes shall be issued in fully registered form in minimum denominations of €100,000 or any integral multiple of €1,000 in excess thereof. If the Euro is unavailable to the

Company due to the imposition of exchange controls or other circumstances beyond the Company’s control or the Euro is no longer used by the then member states of the European Monetary Union that have adopted the Euro as their currency or for the settlement of transactions by public institutions within the international banking community, then all payments in respect of the Senior Notes will be made in U.S. dollars until the Euro is again available to the Company or so used. The amount payable on any date in Euros will be converted to U.S. dollars on the basis of the most recently available market exchange rate for Euros as determined by the Company in its sole discretion. Any payment in respect of the Senior Notes so made in U.S. dollars will not constitute an Event of Default under the Indenture or the Senior Notes. Neither the Trustee nor the Paying Agent will be responsible for obtaining exchange rates, effecting conversions or otherwise handling redenominations.

(m)    The Company shall be required to make a Change of Control Offer and repurchase the Senior Notes as provided in Section 4.4.

(n)    The Senior Notes may be redeemed by the Company prior to the Maturity Date, as provided in Article 5.

(o)    The Senior Notes will not have the benefit of any sinking fund.

(p)    The Senior Notes will be direct, unconditional, senior unsecured and unsubordinated obligations of the Company, and will rank equal in right of payment to all of the Company’s other existing and future senior unsecured indebtedness and among themselves, and senior in right of payment to any subordinated indebtedness the Company may incur.

(q)    The restrictive covenants set forth in Article 4 hereof and Article 10 of the Base Indenture shall be applicable to the Senior Notes.

(r)    The Senior Notes shall be subject to Article 6 of this Supplemental Indenture relating to defeasance and discharge.

Section 2.2.    Interest Rate Adjustment.

(a)     The interest rate payable on the Senior Notes will be subject to adjustment from time to time if either Fitch or S&P, or, in either case, any Substitute Rating Agency downgrades (or subsequently upgrades) the credit rating assigned to the Senior Notes, in the manner described below.

(b)    If the rating from Fitch (or any Substitute Rating Agency) of the Senior Notes is decreased to a rating set forth in the immediately following table, the interest rate on the Senior Notes will increase such that it will equal the interest rate payable on the Senior Notes on the Issue Date plus the percentage set forth opposite the ratings from the table below:

Fitch Rating*	Percentage
BB+	0.25%
BB	0.50%
BB-	0.75%
B+ or below	1.00%

*	Including the equivalent ratings of any Substitute Rating Agency.

(c)    If the rating from S&P (or any Substitute Rating Agency) of the Senior Notes is decreased to a rating set forth in the immediately following table, the interest rate on the Senior Notes will increase such that it will equal the interest rate payable on the Senior Notes on the Issue Date plus the percentage set forth opposite the ratings from the table below:

S&P Rating*	Percentage
BB+	0.25%
BB	0.50%
BB-	0.75%
B+ or below	1.00%

*	Including the equivalent ratings of any Substitute Rating Agency.

(d)    If at any time the interest rate on the Senior Notes has been adjusted upward and either Fitch or S&P (or, in either case, a Substitute Rating Agency), as the case may be, subsequently increases its rating of the Senior Notes to any of the threshold ratings set forth above, the interest rate on the Senior Notes shall be decreased such that the interest rate for the Senior Notes shall equal the interest rate payable on the Senior Notes on the Issue Date plus the percentages set forth opposite the ratings from the tables in Section 2.2(b) and Section 2.2(c) in effect immediately following the increase in rating. If Fitch (or any Substitute Rating Agency) subsequently increases its rating of the Senior Notes to BBB- (or its equivalent, in the case of a Substitute Rating Agency) or higher, and S&P (or any Substitute Rating Agency) increases its rating to BBB- (or its equivalent, in the case of a Substitute Rating Agency) or higher, the interest rate on the Senior Notes will be decreased to the interest rate payable on the Senior Notes on the Issue Date (and if one such upgrade occurs and the other does not, the interest rate on the Senior Notes will be decreased so that it does not reflect any increase attributable to the upgrading Rating Agency). In addition, the interest rate on the Senior Notes will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent decrease in the ratings by either or both Rating Agencies) if the Senior Notes become rated A- and A- (or the equivalent of either such rating, in the case of a Substitute Rating Agency) or higher by each of Fitch and S&P (or, in either case, a Substitute Rating Agency thereof), respectively (or by one Rating Agency in the event the Senior Notes are only rated by one Rating Agency and the Company has not obtained ratings from a Substitute Rating Agency).

(e)    Each adjustment required by any decrease or increase in a rating set forth above, whether occasioned by the action of Fitch or S&P (or, in either case, a Substitute Rating Agency), shall be made independent of any and all other adjustments; provided, however, that in no event shall (1) the interest rate for the Senior Notes be reduced to below the interest rate payable on the Senior Notes on the Issue Date or (2) the total increase in the interest rate on the Senior Notes exceed 2.00% above the interest rate payable on the Senior Notes on the Issue Date.

(f)    No adjustments in the interest rate of the Senior Notes shall be made solely as a result of a Rating Agency ceasing to provide a rating of the Senior Notes. If at any time Fitch or S&P ceases to provide a rating of the Senior Notes for any reason, the Company will use its commercially reasonable efforts to obtain a rating of the Senior Notes from a Substitute Rating Agency, to the extent one exists, and if a Substitute Rating Agency exists, for purposes of determining any increase or decrease in the interest rate on the Senior Notes pursuant to the tables above, (1) such Substitute Rating Agency will be substituted for the last Rating Agency to provide a rating of the Senior Notes but which has since ceased to provide such rating, (2) the relative rating scale used by such Substitute Rating Agency to assign ratings to senior unsecured debt will be determined in good faith by an independent investment banking institution of national standing appointed by the Company and, for purposes of determining the applicable ratings included in the applicable table above with respect to such Substitute Rating Agency, such ratings will be deemed to be the equivalent ratings used by Fitch or S&P, as applicable, in such table and (3) the interest rate on the Senior Notes will increase or decrease, as the case may be, such that the interest rate equals the interest rate payable on the Senior Notes on the Issue Date plus the appropriate percentage, if any, set forth opposite the rating from such Substitute Rating Agency in the applicable table above (taking into account the provisions of clause (2) above) (plus any applicable percentage resulting from a decreased rating by the other Rating Agency). For so long as only one of Fitch or S&P provides a rating of the Senior Notes and no Substitute Rating Agency is offered to replace the other Rating Agency, any subsequent increase or decrease in the interest rate of the Senior Notes necessitated by a reduction or increase in the rating by the Rating Agency providing the rating shall be twice the percentage set forth in the applicable table above. For so long as none of Fitch, S&P or a Substitute Rating Agency provides a rating of the Senior Notes, the interest rate on the Senior Notes will increase to, or remain at, as the case may be, 2.00% above the interest rate payable on the Senior Notes on the Issue Date.

(g)    Any interest rate increase or decrease described in this Section 2.2 will take effect on the next Business Day after the day on which the rating change has occurred.

(h)    If the interest rate payable on the Senior Notes is increased as described above, the term “interest,” as used with respect to the Senior Notes, will be deemed to include any such additional interest unless the context otherwise requires.

(i)    The Company shall promptly notify the Trustee and the Paying Agent on becoming aware of any change in the rating assigned to the Senior Notes by either Fitch or S&P (or any Substitute Rating Agency).

ARTICLE 3

ISSUANCE OF THE SENIOR NOTES

Section 3.1.    Execution and Authentication. The Authenticating Agent, upon a Company Order and pursuant to the terms of the Base Indenture and this Supplemental Indenture, shall authenticate and deliver the Senior Notes for original issue in an initial aggregate principal amount of €600,000,000. Such Company Order shall specify the amount of the Senior Notes to be authenticated, the date on which the original issue of Senior Notes is to be authenticated and the aggregate principal amount of Senior Notes Outstanding on the date of authentication. All of the Senior Notes issued under this Supplemental Indenture shall be treated as a single series for all purposes under the Base Indenture and this Supplemental Indenture, including, without limitation, waivers, amendments and offers to purchase.

Section 3.2.    Transfer and Exchange.

(a)    The transfer and exchange of beneficial interests in the Global Securities shall be effected through the Depositary, in accordance with the provisions of the Base Indenture, this Supplemental Indenture and the then applicable procedures of the Depositary (the “Applicable Procedures”). In connection with all transfers and exchanges of beneficial interests, the transferor of such beneficial interest must deliver to the Security Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Security in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or, if Definitive Securities are at such time permitted to be issued pursuant to this Supplemental Indenture and the Base Indenture, (B) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Security in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Security Registrar containing information regarding the Person in whose name such Definitive Security shall be registered to effect the transfer or exchange referred to in (1) above. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Securities contained in the Base Indenture, this Supplemental Indenture and the Senior Notes or otherwise applicable under the Securities Act, the Security Registrar shall adjust the principal amount of the relevant Global Securities pursuant to Section 3.3.

(b)    Upon written request by a Holder of Definitive Securities and such Holder’s compliance with the provisions of this Section 3.2(b), the Security Registrar shall register the transfer or exchange of Definitive Securities. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Security Registrar the Definitive Securities duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Security Registrar duly executed by such Holder or by its attorney, duly authorized in writing. The Authenticating Agent shall cancel any such Definitive Securities so surrendered, and the Company shall execute and, upon receipt of a Company Order pursuant to Section 2.1 of the Base Indenture, the Authenticating Agent shall authenticate and deliver to the Person designated in the instructions a new Definitive Security in the appropriate principal amount. Any Definitive Security issued pursuant to this Section 3.2(b) shall be registered in such name or names and in such authorized denomination or denominations as the Holder of such beneficial interest shall instruct the Security Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Paying Agent shall deliver such Definitive Securities to the Persons in whose names such Definitive Securities are so registered. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to Section 3.5 of the Base Indenture.

(c)    The Company hereby appoints the Trustee as the Security Registrar for the Senior Notes issued under this Supplemental Indenture and the Trustee accepts such appointment.

Section 3.3.    Cancellation and/or Adjustment of Global Securities. At such time as all beneficial interests in a particular Global Security have been exchanged for Definitive Securities or a particular Global Security has been redeemed, repurchased or canceled in whole and not in part, each such Global Security shall be returned to or retained and canceled by the Security Registrar in accordance with Section 3.9 of the Base Indenture. At any time prior to such cancellation, if any beneficial interest in a Global Security is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Security or for Definitive Securities, the principal amount of Securities represented by such Global Security shall be reduced accordingly and an endorsement shall be made on such Global Security by the Security Registrar or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Security, such other Global Security shall be increased accordingly and an endorsement shall be made on such Global Security by the Security Registrar or by the Depositary at the direction of the Security Registrar to reflect such increase.

ARTICLE 4

COVENANTS

Section 4.1.    Payments of Additional Amounts. Subject to the exceptions and limitations set forth below, additional interest will be paid on the Senior Notes in such additional amounts as are necessary in order that the net payment of the principal of and interest on the Senior Notes to a Holder (or the beneficial owner for whose benefit such Holder holds such Senior Note) who is not a United States Person, after withholding or deduction for any present or future tax assessment or other governmental charge imposed by the United States or a taxing authority in the United States, will not be less than the amount provided in the Senior Notes to be then due and payable (“Additional Amounts”); provided, however, that the foregoing obligation to pay Additional Amounts shall not apply:

(a)    to any tax, assessment or other governmental charge that is imposed by reason of the Holder (or the beneficial owner for whose benefit such Holder holds such Senior Note), or a fiduciary, settlor, beneficiary, member or shareholder of the Holder if the Holder is an estate, trust, partnership or corporation, or a Person holding a power over an estate or trust administered by a fiduciary Holder, being considered as:

(i)    being or having been engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;

(ii)    having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the Senior Notes or the receipt of any payment or the enforcement of any rights thereunder), including being or having been a citizen or resident of the United States;

(iii)    being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for United States federal income tax purposes or a corporation that has accumulated earnings to avoid United States federal income tax;

(iv)    being or having been a “10-percent shareholder” of the Company as defined in section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision; or

(v)    being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

(b)    to any Holder that is not the sole beneficial owner of the Senior Notes, or a portion of the Senior Notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficial owner with respect to the Holder, a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an Additional Amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(c)    to any tax, assessment or other governmental charge that would not have been imposed but for the failure of the Holder or any other Person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the Holder or beneficial owner of the Senior Notes, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

(d)    to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by the Company or an applicable withholding agent from the payment;

(e)    to any tax, assessment or other governmental charge that would not have been imposed but for a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(f)    to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property, tax or similar tax, assessment or other governmental charge;

(g)    to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any Senior Note, if such payment can be made without such withholding by at least one other paying agent;

(h)    to any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the Holder of any Senior Note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(i)    to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner being a bank (i) purchasing the Senior Notes in the ordinary course of its lending business or (ii) that is neither (A) buying the Senior Notes for investment purposes only nor (B) buying the Senior Notes for resale to a third-party that either is not a bank or holding the Senior Notes for investment purposes only;

(j)    to any tax, assessment or other governmental charge imposed under Sections 1471 through 1474 of the Code (or any amended or successor provisions), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code; or

(k)    in the case of any combination of items (a), (b), (c), (d), (e), (f), (g), (h), (i) and (j).

The Senior Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the Senior Notes. Except as specifically provided under this Section 4.1, no payment will be required for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

Section 4.2.    Limitations on Liens.

(a)    The Company shall not (nor shall it permit any of its Significant Subsidiaries to) create or permit to exist any Lien on any Principal Property of the Company or any of its Significant Subsidiaries (or on any stock of a Significant Subsidiary), whether owned on the Issue Date or thereafter acquired, to secure any Indebtedness (any such Lien, a “Subject Lien”), unless the Company contemporaneously secures the Senior Notes (together with, if the Company so determines, any other Indebtedness of or guaranty by the Company or such Significant Subsidiary then existing or thereafter created that is not subordinated to the Senior Notes) equally and ratably with (or, at the option of the Company, prior to) that obligation. The foregoing restriction shall not apply to (i) Permitted Liens and (ii) Subject Liens securing Indebtedness if at the time of determination, after giving effect to the incurrence of such Indebtedness and to the retirement of Indebtedness which is being retired substantially concurrently therewith, the sum of (1) the aggregate principal amount of all Indebtedness of the Company and its Significant Subsidiaries secured by Subject Liens (other than Permitted Liens) and (2) the Attributable Debt in respect of all Sale and Lease-Back Transactions not otherwise permitted under the first sentence of Section 4.3 does not exceed 15% of Consolidated Net Tangible Assets.

(b)    Any such Lien created in favor of the Senior Notes under this Section 3.2 will be automatically and unconditionally released and discharged upon (i) the release and discharge of each Subject Lien to which it relates, or (ii) any sale, exchange or transfer to any Person not an Affiliate of the Company of the Principal Property secured by such Subject Lien.

Section 4.3.    Limitations on Sale and Lease-Back Transactions. The Company shall not, and shall not permit any of its Significant Subsidiaries to, enter into any Sale and Lease-Back Transaction with respect to any Principal Property, other than (x) any such Sale and Lease-Back Transaction involving a lease for a term of not more than three years or (y) any such Sale and Lease-Back Transaction between the Company and one of its Subsidiaries or between its Subsidiaries, unless:

(a)    the Company or such Significant Subsidiary would be entitled to incur Indebtedness secured by a Lien on the Principal Property involved in such Sale and Lease-Back Transaction at least equal in amount to the Attributable Debt with respect to such Sale and Lease-Back Transaction, without equally and ratably securing the Senior Notes, pursuant to Section 4.2; or

(b)    the proceeds of such Sale and Lease-Back Transaction are at least equal to the fair market value of the affected Principal Property (as determined in good faith by the Board of Directors) and the Company applies an amount equal to the net proceeds of such Sale and Lease-Back Transaction within 365 days of such Sale and Lease-Back Transaction to any (or a combination) of:

(i)    the prepayment or retirement of the Senior Notes,

(ii)    the prepayment or retirement (other than any mandatory retirement, mandatory prepayment or sinking fund payment or by payment at Maturity) of other Indebtedness of the Company or of one of its Subsidiaries (other than Indebtedness that is subordinated to the Senior Notes or Indebtedness owed to the Company or one of its Subsidiaries) that matures more than 12 months after its creation (including any such Indebtedness that by its terms is renewable or extendible beyond 12 months from the date of its creation, at the option of the Company); or

(iii)    the purchase, construction, development, expansion or improvement of other comparable property.

Notwithstanding the foregoing, the Company and its Significant Subsidiaries shall be allowed to enter into any Sale and Lease-Back Transaction if, after giving effect to such Sale and Lease-Back Transaction, the sum of (i) the aggregate principal amount of all Indebtedness of the Company and its Subsidiaries secured by Subject Liens (other than Permitted Liens) and (ii) the Attributable Debt in respect of all Sale and Lease-Back Transactions not otherwise permitted under the first sentence of this Section 4.3, does not exceed 15% of Consolidated Net Tangible Assets.

Section 4.4.    Repurchase upon Change of Control Triggering Event.

(a)    If a Change of Control Triggering Event occurs with respect to the Senior Notes, unless the Company has exercised its right pursuant to Section 5.1 or Section 5.2 to redeem the Senior Notes, the Company will make an offer to each Holder of the Senior Notes to repurchase all or, at such Holder’s option, any part (equal to €100,000 or any integral multiple of €1,000 in excess thereof) of such Holder’s Senior Notes (the “Change of Control Offer”) for payment in cash equal to 101% of the aggregate principal amount of the Senior Notes repurchased plus accrued and unpaid interest, if any, on the Senior Notes repurchased to, but not including, the date of purchase (the “Change of Control Payment”).

(b)    Within 30 days following any Change of Control Triggering Event with respect to the Senior Notes or, at the Company’s option, prior to any Change of Control but after the public announcement of the transaction or transactions that constitute or may constitute a Change of Control, the Company will mail, or cause to be mailed, or otherwise deliver in accordance with the applicable clearing system’s procedures, a notice to Holders of the Senior Notes, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Triggering Event and offering to repurchase such Senior Notes on the date specified in the notice, which date will be no earlier than 30 and no later than 60 days from the date such notice is mailed or delivered (the “Change of Control Payment Date”), pursuant to the procedures required by such Senior Notes and described in such notice. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date. Upon ten (10) Business Days’ advance written notice to the Trustee, the Company may request the Trustee to send the notice to Holders described in this Section 4.4(b) in the name of and at the expense of the Company.

(c)    The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of such Senior Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Senior Notes or the Indenture, the Company will comply with those securities laws and regulations and will not be deemed to have breached its obligations under the Senior Notes or the Indenture by virtue of such conflict.

(d)    On the Change of Control Payment Date, the Company shall, to the extent lawful:

(i)    accept for payment all Senior Notes or portions of Senior Notes properly tendered pursuant to the Change of Control Offer;

(ii)    deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Senior Notes or portions of Senior Notes properly tendered; and

(iii)    deliver or cause to be delivered to the Trustee or the Paying Agent the Senior Notes properly accepted for payment by the Company together with an Officers’ Certificate stating the aggregate principal amount of Senior Notes or portions of Senior Notes being purchased by the Company.

(e)    The Paying Agent shall promptly mail, or otherwise deliver in accordance with the applicable clearing system’s procedures, to each Holder who properly tendered Senior Notes that were accepted for payment by the Company, the purchase price for such Senior Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to each such Holder a new Senior Note equal in principal amount to any unpurchased portion of the Senior Notes surrendered, if any; provided that each new Senior Note will be in a principal amount of €100,000 or an integral multiple of €1,000 in excess thereof.

(f)    The Company will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes such a Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Supplemental Indenture applicable to a Change of Control Offer made by the Company and such third party purchases all Senior Notes properly tendered and not withdrawn under its Change of Control Offer. In the event that such third party terminates or defaults on its Change of Control Offer, the Company will make a Change of Control Offer treating the date of such termination or default as though it were the date of the Change of Control Triggering Event.

(g)    The Company will not purchase any Senior Notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the Indenture, other than a default in the payment of the Change of Control Payment.

(h)    If Holders of not less than 90% in aggregate principal amount of the Senior Notes Outstanding validly tender and do not withdraw such Senior Notes in a Change of Control Offer and the Company, or any third party making a Change of Control Offer in lieu of the Company, purchases all of the Senior Notes validly tendered and not withdrawn by such Holders, the Company or such third party shall have the right, upon not less than 30 nor more than 60 days’ prior notice, by first class mail to each Holder of Senior Notes, or by electronic delivery, given not more than 30 days following such purchase pursuant to the Change of Control Offer, to redeem all Senior Notes that remain Outstanding following such purchase at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, thereon, to, but excluding, the Redemption Date.

ARTICLE 5

REDEMPTION

Section 5.1.    Optional Redemption by Company.

(a)    The Company shall have the right to redeem the Senior Notes, at any time in whole or from time to time in part, at the Company’s option, prior to the Par Call Date at a Redemption Price equal to the greater of:

(i)    100% of the principal amount of the Senior Notes to be redeemed; and

(ii)    the sum of the present values of the remaining scheduled payments of principal and interest on the Senior Notes through the Par Call Date (exclusive of interest accrued and unpaid as of the Redemption Date), assuming for such purpose that the Senior Notes matured on the Par Call Date, discounted to the Redemption Date on an annual basis (ACTUAL/ACTUAL (ICMA)), at the applicable Comparable Government Bond Rate, plus 30 basis points, plus accrued and unpaid interest thereon to, but excluding, the Redemption Date.

If the Redemption Date is after a Regular Record Date and on or prior to a corresponding Interest Payment Date, interest will be paid on the Redemption Date to the Holder of record on the Regular Record Date. On or before a Redemption Date, the Company will deposit with a Paying Agent, or the Trustee, money sufficient to pay the Redemption Price of and (unless the

Redemption Date shall be an interest payment date) accrued interest on the Senior Notes to be redeemed on that date. If less than all of the Senior Notes are to be redeemed, the Senior Notes to be redeemed shall be selected by the Trustee, in accordance with the applicable Depositary procedures; provided, however, that no Senior Notes of a principal amount of €100,000 or less shall be redeemed in part.

(b)    Notwithstanding the foregoing, at any time on or after the Par Call Date, the Company shall have the right to redeem the Senior Notes, at any time in whole or from time to time in part, at a Redemption Price equal to 100% of the principal amount of the Senior Notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the Redemption Date.

(c)    Notice of any redemption pursuant to this Section 5.1 shall be given by the Company or, at the Company’s written request, by the Trustee in the name and at the expense of the Company, not less than 30 nor more than 60 days prior to the Redemption Date, to the Holders of the Senior Notes to be redeemed in whole or in part. The Company shall deliver to the Trustee any written request for the Trustee to give the notice of redemption to the Holders not less than five Business Days (or such shorter period of time as may be acceptable to the Trustee) prior to the requested mailing or delivery date for such notice of redemption. The Trustee shall not be responsible for the calculation of the Redemption Price. The Company shall calculate such Redemption Price and promptly notify the Trustee in writing thereof.

(d)    Notwithstanding the foregoing, in connection with any tender offer for all of the Senior Notes Outstanding at a price of at least 100% of the principal amount of the Senior Notes tendered, plus accrued and unpaid interest thereon to, but excluding, the applicable tender settlement date (including any Change of Control Offer), if Holders of not less than 90% in aggregate principal amount of the Senior Notes Outstanding validly tender and do not withdraw such Senior Notes in such tender offer and the Company, or any third party making such a tender offer in lieu of the Company, purchases all of the Senior Notes validly tendered and not withdrawn by such Holders, the Company or such third party shall have the right, upon not less than 30 nor more than 60 days’ prior notice, by first class mail to each Holder of Senior Notes, or by electronic delivery, given not more than 30 days following such purchase date, to redeem all Senior Notes that remain Outstanding following such purchase at a price equal to the price offered to each Holder in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the Redemption Date.

Section 5.2.    Tax Redemption. If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any taxing authority in the United States), or any change in, or amendment to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after May 17, 2019, the Company becomes or, based upon a written opinion of independent counsel selected by the Company, will become obligated to pay Additional Amounts as described herein under Section 4.1 with respect to the Senior Notes, then the Company may at any time at the Company’s option redeem, in whole, but not in part, the Senior Notes on not less than 15 nor more than 45 days’ prior notice, at a Redemption Price equal to 100% of their principal amount, together with accrued and unpaid interest on the Senior Notes to, but not including, the Redemption Date.

Section 5.3.    Deposit of Redemption Price. On or prior to 10:00 a.m., London time, on any Redemption Date for the Senior Notes, the Company shall deposit with the Trustee or with the Paying Agent an amount of money in Euros (or U.S. dollars as permitted by Section 2.1(l) of this Supplemental Indenture) sufficient to pay the Redemption Price of such Securities or any portions thereof that are to be redeemed on that date.

ARTICLE 6

DEFEASANCE/SATISFACTION AND DISCHARGE

Section 6.1.    Satisfaction and Discharge of Indenture/Defeasance. The Senior Notes will be subject to Articles 4 and 13 of the Base Indenture; provided, however, that in connection with any deposit of funds with the Trustee pursuant to Section 4.1 of the Base Indenture upon any redemption that requires the payment of a premium, the amount deposited shall be sufficient to the extent that an amount is deposited with the Trustee equal to the premium calculated as of the date of the notice of redemption, with any deficit on the Redemption Date (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee at or prior to 10:00 a.m., London time, on the Redemption Date (it being understood that any satisfaction and discharge shall be subject to the condition subsequent that such deficit is in fact paid) and if deposited with the Trustee on the Redemption Date, in accordance with Section 11.5 of the Base Indenture. Any Applicable Premium Deficit shall be set forth in an Officers’ Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption.

Section 6.2.    Covenant Defeasance. With respect to the Senior Notes, the Company shall cease to be under any obligation to comply with any term, provision or condition set forth in Sections Section 4.2, Section 4.3 and Section 4.4 of this Supplemental Indenture if the Company satisfies the conditions in clauses (1)(B) and (4) through (9) of Section 13.4 of the Base Indenture.

Section 6.3.    Opinion of Counsel. As a condition to Defeasance or Covenant Defeasance, the Company must deliver to the Trustee an Opinion of Counsel to the effect that the beneficial owners of the Senior Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such Defeasance or Covenant Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Defeasance or Covenant Defeasance had not occurred. Such Opinion of Counsel, in the case of Defeasance, must refer to and be based upon a ruling of the Internal Revenue Service (the “IRS”) or a change in applicable United States federal income tax law occurring after the date of this Supplemental Indenture.

Section 6.4.    Nature of Currency and Government Obligation. In connection with any deposit of funds with the Trustee pursuant to Article 4 and 13 of the Base Indenture, the applicable currency for such deposit shall be Euros (or U.S. dollars as permitted by Section 2.1(l) of this Supplemental Indenture) and the applicable Foreign Government Obligations pursuant to Section 13.4 and 13.5 of the Base Indenture.

ARTICLE 7

MISCELLANEOUS

Section 7.1.    Execution as Supplemental Indenture. This Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Base Indenture and, as provided in the Base Indenture, this Supplemental Indenture forms a part thereof.

Section 7.2.    Conflict with Trust Indenture Act. If any provision hereof limits, qualifies or conflicts with a provision of the Trust Indenture Act that is required under the Trust Indenture Act to be a part of and govern this Supplemental Indenture, the latter provision shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act, that may be so modified or excluded, the latter provision shall be deemed to apply to this Supplemental Indenture as so modified or to be excluded, as the case may be.

Section 7.3.    Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 7.4.    Successors and Assigns. All covenants and agreements by the Company and the Trustee in this Supplemental Indenture shall bind its successors and assigns, whether so expressed or not.

Section 7.5.    Separability Clause. In case any provision in this Supplemental Indenture or in the Senior Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 7.6.    Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture or in the Senior Notes, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture.

Section 7.7.    Execution and Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 7.8.    Governing Law. This Supplemental Indenture and the Senior Notes, and any claim, controversy or dispute arising under or related to this Supplemental Indenture or the Senior Notes, shall be governed by and construed in accordance with the laws of the State of New York, but without giving effect to applicable principles of conflicts of law to the extent the application of the laws of another jurisdiction would be required thereby.

Section 7.9.    U.S.A. Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each Person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Supplemental Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. Patriot Act.

Section 7.10.    Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 7.11.    Trustee’s Disclaimer. The Trustee accepts the amendments of the Base Indenture effected by this Supplemental Indenture, but on the terms and conditions set forth in the Base Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for or with respect to (i) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (ii) proper authorization hereof by the Company by action or otherwise, (iii) the due execution hereof by the Company or (iv) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

Section 7.12.    Company Representation. The Company hereby represents and warrants that this Supplemental Indenture is its legal, valid and binding obligation, enforceable against it in accordance with its terms.

Section 7.13.    Ratification of Base Indenture. The Base Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed. For the avoidance of doubt, each of the Company and each Holder of Senior Notes, by its acceptance of such Securities, acknowledges and agrees that all of the rights, privileges, protections, immunities and benefits, including the right to be indemnified, afforded to the Trustee under the Base Indenture are deemed to be incorporated herein, and shall be enforceable by the Trustee hereunder, in each of its capacities hereunder as if set forth herein in full.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

EURONET WORLDWIDE, INC.

By:	/s/ RICK L. WELLER
Name:	Rick L. Weller
Title:	Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION, as Trustee and Security Registrar

By:	/s/ CHERYL A. RAIN
Name:	Cheryl A. Rain
Title:	Vice President

(Signature Page to Euronet Supplemental Indenture)

EXHIBIT A

FORM OF 1.375% SENIOR NOTES DUE 2026

[Insert any legend required by the Internal Revenue Code and the regulations thereunder.]

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF USB NOMINEES (UK) LIMITED, OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF ELAVON FINANCIAL SERVICES DAC, AS COMMON DEPOSITARY (THE “COMMON DEPOSITARY”) FOR CLEARSTREAM BANKING, SOCIÉTÉ ANONYME AND EUROCLEAR BANK SA/NV, WHICH MAY BE TREATED BY THE COMPANY, THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS SECURITY FOR ALL PURPOSES.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY OR ITS NOMINEE TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF THE COMMON DEPOSITARY OR ITS NOMINEE OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY (AND ANY PAYMENT HEREON IS MADE TO THE COMMON DEPOSITARY OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, USB NOMINEES (UK) LIMITED, HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, BY THE COMMON DEPOSITARY TO A NOMINEE OF THE COMMON DEPOSITARY, OR BY A NOMINEE OF THE COMMON DEPOSITARY TO THE COMMON DEPOSITARY OR ANOTHER NOMINEE OF THE COMMON DEPOSITARY, OR BY THE COMMON DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

EURONET WORLDWIDE, INC.

1.375% Senior Notes due 2026

No. [ ]	€[ ]

Common Code: 200131576

ISIN: XS2001315766

EURONET WORLDWIDE, INC., a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to USB

Nominees (UK) Limited, as nominee of Elavon Financial Services DAC, as common depositary for Euroclear Bank SA/NV and Clearstream Banking S.A., or registered assigns, the principal sum of €[●] on May 22, 2026, and to pay interest thereon from the most recent Interest Payment Date to which interest has been paid or duly provided for or, if no interest has been paid, from the Issue Date annually on May 22 in each year, commencing May 22, 2020 and at the Maturity thereof, at the rate of 1.375% per annum (subject to adjustment as set forth below), until the principal hereof is paid or made available for payment, provided that any principal and premium, and any such installment of interest, which is overdue shall bear interest at the rate 1.375% per annum (to the extent that the payment of such interest shall be legally enforceable), from the dates such amounts are due until they are paid or made available for payment, and such interest shall be payable on demand. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security is registered at the close of business on the Regular Record Date for such interest, which shall be May 7 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date.

The interest rate on the Securities of this series shall be subject to adjustment as set forth in Section 2.2 of the Supplemental Indenture.

Interest on the principal balance of the Securities of this series shall be calculated on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the Securities of this series (or the settlement date if no interest has been paid or duly provided for on the Securities of this series), to but excluding the next date on which interest is paid or duly provided for.

If any Interest Payment Date, Redemption Date or Maturity falls on a day that is not a Business Day, then the relevant payment may be made on the next succeeding Business Day and no interest will accrue because of such delayed payment.

Payment of the principal of (and premium, if any) and any such interest on this Security will be made at the office or agency of the Paying Agent maintained for that purpose at 125 Old Broad Street, Fifth Floor, London, EC2N 1AR, United Kingdom, in such currency of the member states of the European Union that adopt a single currency in accordance with the Treaty establishing the European Communities, as amended by the Treaty on the European Union, as at the time of payment is legal tender for payment of public and private debts, against surrender of this Security in the case of any payment due at the Maturity of the principal hereof (other than any payment of interest that first becomes payable on a day other than an Interest Payment Date); provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Register; and provided, further, that if this Security is a Global Security, payment may be made pursuant to the Applicable Procedures of the Depositary as permitted in the Indenture.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee or the Authenticating Agent on its behalf referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

EURONET WORLDWIDE, INC.

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated herein and referred to in the within-mentioned Indenture.

Date of authentication:

U.S. BANK NATIONAL ASSOCIATION, as Trustee, Security Registrar and Authenticating Agent

By:
Authorized Signatory

FORM OF REVERSE OF 1.375% SENIOR NOTES DUE 2026

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), of the series hereinafter specified, issued and to be issued in one or more series under a Indenture, dated as of May 22, 2019 (the “Base Indenture”), as supplemented by the Supplemental Indenture, dated as of May 22, 2019 (the “Supplemental Indenture” and as so supplemented, the “Indenture”), between the Company and U.S. Bank National Association, as trustee and security registrar (herein called the “Trustee,” which term includes any successor trustee under the Indenture, or “Security Registrar”), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which this Security are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof initially limited in aggregate principal amount to €600,000,000, provided that the Company may, without the consent of any Holder, at any time and from time to time increase the initial principal amount.

The Securities of this series are subject to redemption as provided in Section 5.1 and Section 5.2 of the Supplemental Indenture.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security and certain restrictive covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture.

If an Event of Default with respect to the Securities of this series shall occur and be continuing, the unpaid principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions (i) permitting the Holders of not less than a majority in principal amount of the Securities of any series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture with respect to such series and (ii) permitting the Holders of a majority in principal amount of the Securities at the time Outstanding of any series to be affected under the Indenture (with each such series considered separately for this purpose), on behalf of the Holders of all Securities of such series, to waive certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee indemnity reasonably satisfactory, and shall have failed to institute any such proceeding for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Register, upon surrender of this Security for registration of transfer at the Security Registrar, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof. A Holder who, as a result of trading or otherwise, holds a principal amount of the Securities that is less than the minimum denomination of the Securities is required to purchase an additional principal amount of the Securities such that its holdings of the Securities amounts to the minimum specified denomination. As provided in the Indenture and subject to certain limitations therein set forth, the Securities of this series are exchangeable for a like aggregate principal amount of the Securities of this series of a different authorized denomination, as requested in writing by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

This Security is a Global Security and is subject to the provisions of the Indenture relating to Global Securities, including the limitations in Section 3.5 of the Base Indenture and Section 3.2 of the Supplemental Indenture on transfers and exchanges of Global Securities.

THE SECURITIES OF THIS SERIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

All capitalized terms used but not defined in this Security shall have the meanings assigned to them in the Indenture.